EXHIBIT 10.1

FORM OF CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is between Kelly L. Rose, an individual (hereinafter “CONSULTANT”) and Starcraft Corporation, an Indiana corporation (hereinafter the “COMPANY”).

NOW THEREFORE, CONSULTANT and the COMPANY hereby agree as follows:

1.	PARTIES TO THE AGREEMENT

The COMPANY is a corporation engaged in the business of consulting, engineering, design, production, and sales to the aftermarket and OEM automotive products business (“Business”). CONSULTANT is an experienced executive in such Business and the automotive industry, and the COMPANY desires to utilize CONSULTANT’S specialized knowledge of the Business and the automotive industry and the COMPANY’S affairs and to retain CONSULTANT for advice and certain services described below.

2.	DESCRIPTION OF SERVICES

This Agreement is for Business consulting services (the “Services”) to be provided by CONSULTANT upon request by COMPANY from time to time, including, without limitation, advice, input and information in respect of the operations, management, history and other affairs of COMPANY, of which he was an employee and director, and litigation support services in accordance with Section 9 hereof. The specific tasks related to the Services may be further delineated and defined during the term of this Agreement with the advance written agreement of the parties. The Parties hereto agree that Services shall be provided by CONSULTANT as an independent contractor and that CONSULTANT is not to be considered an “employee” or “agent” of the COMPANY for any purposes, and CONSULTANT shall not hold itself out as having any authority to bind the COMPANY. CONSULTANT shall advise and assist the COMPANY on an “as needed” basis. CONSULTANT shall perform the Services in a timely and professional manner.

3.	TERM OF AGREEMENT AND TERMINATION

(a)	CONSULTANT agrees to render Services to the COMPANY for a term (the “Term”) which shall begin on the “Effective Date” as such term is defined in the Separation Agreement dated , 2005 between the COMPANY and CONSULTANT, and shall extend until December 31st, 2005 (the “Termination Date”). This Agreement may not be terminated by either CONSULTANT or the COMPANY for any reason prior to the Termination Date except upon mutual advance written consent or as otherwise provided herein. The COMPANY may request that CONSULTANT cease performance of any specific tasks related to the Services, but any such request will not relieve the COMPANY of its obligation to continue to pay CONSULTANT the Compensation (as defined below) on a monthly basis in accordance with the terms of this Agreement. For the avoidance of doubt, the Term shall not commence until such time that the Separation Agreement becomes effective in accordance with its terms.

(b)	This Agreement may be terminated (i) at any time by COMPANY upon thirty (30) days’ written notice in the event that CONSULTANT dies or becomes disabled or (ii) at any time by COMPANY for convenience upon thirty (30) days’ written notice. In the event that COMPANY terminates this Agreement pursuant to the foregoing Section 3(b)(i) or (ii), CONSULTANT shall be entitled to the entire amount of the Compensation remaining unpaid as of the date of termination.

(c)	Upon termination or expiration of this Agreement, CONSULTANT shall cease immediately to perform Services, and to represent that he provides services to COMPANY.

(d)	The terms and conditions of the following Sections shall survive the termination or expiration of this Agreement: 3(b), 3(c), 4(c), 4(d), 5, 6, 7, 8, 9, 11, 12, 13, 14, 15, 16 and 17.

4.	COMPENSATION

(a) Fixed Amount

The parties acknowledge that CONSULTANT will be foregoing other business opportunities, for a period ending December 31, 2005, and therefore the Compensation hereunder is fixed, as of the date hereof, whether or not the parties agree to mutually alter the Term or Services hereafter.

(b) Compensation

CONSULTANT’s compensation (“Compensation”) for Services rendered during the Term of this Agreement shall be based upon an annual compensation of Four Hundred Fifty Thousand Dollars ($450,000). Payment of the Compensation shall be made in monthly installments, each installment due monthly on the last calendar day of each month during the Term in the sum of Thirty Seven Thousand Five Hundred Dollars ($37,500), provided that if the Term does not commence on a date that is the first day of the relevant month, then COMPANY shall only be required to pay a pro-rata share of the monthly installment for such month.

(c) Taxes

CONSULTANT is solely responsible for withholding, deductions, taxes, social security, and any other amounts attributable to the Compensation and expenses reimbursed under this Agreement. COMPANY shall report any payments and benefits due CONSULTANT hereunder to CONSULTANT and the Internal Revenue Service and applicable state tax authorities as required by law.

(d) Expense Reimbursement

CONSULTANT shall generally perform Services from situs in Florida and be fully reimbursed by the COMPANY for all reasonable expenses incurred for travel, lodging, and meals necessarily incurred by CONSULTANT in performing Services. CONSULTANT shall obtain COMPANY’S prior consent in respect of any single expense in excess of Five Hundred Dollars ($500).

5.	LIABILITY LIMITATIONS

(a)	CONSULTANT shall not be liable to the COMPANY, or anyone who may claim through the COMPANY, for any acts or omissions in the performance of Services under this Agreement, unless such acts or omissions are due to intentional or willful misconduct. CONSULTANT agrees to indemnify and hold the COMPANY harmless from and against any obligations, costs, claims, judgments, attorneys’ fees, or liabilities arising from, growing out of, or in any way connected with the rendition of Services by CONSULTANT under this Agreement, if and only if CONSULTANT is judged by a court of competent jurisdiction to be guilty of willful or intentional misconduct.

(b)

To the extent permitted by applicable law, in no event shall either CONSULTANT or the COMPANY be liable under this Agreement for any consequential, special, indirect, exemplary, punitive, incidental or other damages whether in contract, tort or any other legal theory, even if it has been advised of the possibility of such damages and notwithstanding any failure of essential purpose of any limited remedy.

(c)	In the event of termination or expiration of this Agreement, neither party shall be liable to the other because of such expiration or termination: (i) for compensation, reimbursement or damages for the loss of prospective profits or anticipated sales; (ii) on account of any expenditures, investments, leases or commitments made by either party in connection with the goodwill or business of either party; or (iii) for any other damages, losses or expenses whatsoever based upon or arising out of such expiration or termination. The foregoing shall not limit the right of either party to recover damages based upon any breach or default by the other party under this Agreement which breach or default arose prior to the expiration or termination of this Agreement.

6.	CONFIDENTIALITY

(a)

The parties hereto understand that CONSULTANT in the performance of Services may obtain confidential or proprietary information of the COMPANY (or its affiliates, licensors, suppliers, vendors, clients, customers or any third party to whom COMPANY owes a duty of confidentiality) (“Confidential Information”). Confidential Information of COMPANY includes, without limitation, any financial data, client lists, trade secrets, methodologies, know-how, marketing and sales plans, forecasts and procedures provided or otherwise made available to CONSULTANT, and work product produced by CONSULTANT in the performance of the Services. CONSULTANT agrees that, during the Term and thereafter, it shall (i) not disclose Confidential Information to any third party without first obtaining COMPANY’s prior written agreement, on a case-by-case basis, or (ii) not use any Confidential Information for any purpose other than performing Services under this Agreement. CONSULTANT shall take commercially reasonable care to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of Confidential Information. All Confidential Information shall remain the sole property of COMPANY, and CONSULTANT shall have no rights to Confidential Information except as expressly provided herein. CONSULTANT further agrees that at the termination or expiration of this Agreement (or at any time upon COMPANY’s request), CONSULTANT shall immediately cease use of and return to COMPANY all copies of Confidential Information. The confidentiality obligations set forth in this Section 6.1 shall apply and continue, with regard to all Confidential Information disclosed hereunder, during the Term and for a period of one (1) year from the date of termination or expiration of this Agreement.

(b)	The parties acknowledge that Confidential Information does not and will not include information (i) generally available to the automotive industry or the public other than as a result of or arising out of an act or omission by CONSULTANT, (ii) received by CONSULTANT from a source other than the COMPANY (or its agents or representatives) not known by CONSULTANT to be subject to any obligation of confidentiality with respect thereto, or (iii) known to CONSULTANT prior to disclosure by COMPANY, other than under an obligation of confidentiality to COMPANY.

(c)	CONSULTANT recognizes that the covenants contained in this Section 6 are reasonable and necessary to protect the legitimate interests of COMPANY, that COMPANY would not have entered into this Agreement in the absence of such covenants, and that CONSULTANT’s breach or threatened breach of such covenants may cause COMPANY irreparable harm and significant injury, the amount of which could be extremely difficult to estimate and ascertain, thus making any remedy at law or in damages inadequate. Therefore, CONSULTANT agrees that COMPANY may obtain, without the need to show the inadequacy of its remedies at law, the issuance of injunctive relief by any court of competent jurisdiction enjoining any breach or threatened breach of such covenants and for any other relief such court deems appropriate. This right shall be in addition to any other remedy available to COMPANY at law or in equity.

(d)	Notwithstanding the foregoing Section 6(c), in the event that COMPANY desires to exercise its right to seek injunctive relief enjoining any threatened breach, it shall first provide notice to CONSULTANT. CONSULTANT shall respond to COMPANY within five (5) business days from receipt of such notice, and following receipt of CONSULTANT’s response, the parties shall meet and discuss in good faith a resolution to the matter. If the parties are unable to resolve such matter within five (5) business days after CONSULTANT’s response notwithstanding such good faith efforts or if CONSULTANT fails to provide a response within the five (5) business day period referenced in the first sentence, then COMPANY may immediately seek injunctive relief as provided in Section 6(c) above. From the time CONSULTANT receives such notice from COMPANY to the date which is five (5) business days after the first day on which the COMPANY may (pursuant to the preceding sentence) file for injunctive relief in a court of proper jurisdiction, CONSULTANT shall immediately cease all, and shall otherwise not continue any, activities that relate to the threatened breach or that would otherwise result in a breach, whether or not such activities are ultimately determined by the parties or a court to constitute a breach or threatened breach.

7.	WORK PRODUCT

All of CONSULTANT’s work-product produced in connection with CONSULTANT’s performance of Services on the COMPANY’s behalf, including but not limited to, any notebooks, charts and graphs, data compilations, reports, memorandum, publications, recommendations, articles, presentations and other related materials shall be owned exclusively by the COMPANY immediately upon the inception, creation or development thereof. CONSULTANT agrees that all provisions of the Confidentiality Clause stated in paragraph 6 shall be observed by CONSULTANT with respect to copies and originals of all work-product generated by CONSULTANT, provided that the COMPANY acknowledges that CONSULTANT’s methods of analysis and providing Services remain the property of CONSULTANT and may be used by CONSULTANT in the course of its business with other clients.

8.	PLACE OF WORK

CONSULTANT will furnish Services primarily from a Florida situs and, when convenient for and at no expense to CONSULTANT, in existing COMPANY offices. If necessary while performing Services under this Agreement, CONSULTANT requires some other workspace, the expense of the other workspace shall be the responsibility of the CONSULTANT. Any reasonable charges (such as postage, telephone, printing, express mail, clerical services, travel expenses, etc.) related to performance of Services other than expenses for workspace not provided by the COMPANY will be promptly paid or reimbursed by the COMPANY. CONSULTANT shall obtain COMPANY’s prior consent in respect of any single expense for which COMPANY is responsible pursuant to this Section 8 in excess of Five Hundred Dollars ($500). Notwithstanding anything to the contrary in the foregoing, whenever CONSULTANT furnishes Services from COMPANY offices, COMPANY shall make available to CONSULTANT, at COMPANY’s cost, an office from which to work and an executive assistant who will assist CONSULTANT.

9.	LITIGATION SUPPORT

During the Term and thereafter, in the event and for so long as COMPANY is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Effective Date involving the Business, CONSULTANT will reasonably cooperate with COMPANY and its counsel in the contest or defense, including, without limitation, by making himself reasonably available to COMPANY, all at the sole cost and expense of COMPANY.

10.	RENEWAL TERM

After the Termination Date, this Agreement may if mutually agreed be renewed or renegotiated on a month-to-month basis. Termination shall have no effect upon the rights and obligations of the parties arising out of any transactions occurring prior to the effective date of such termination.

11.	BINDING EFFECT SEVERABILITY

This is the entire agreement of the parties regarding the subject matter hereof. Subject to the following sentence, this Agreement shall be binding upon, and inure to the benefit of, permitted successors and assigns. CONSULTANT shall not have the right to assign, delegate or otherwise transfer, whether by agreement, operation of law or otherwise, any of its rights or responsibilities hereunder without the express prior written consent of COMPANY, such consent not to be unreasonably withheld. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from this Agreement and the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

12.	CHOICE OF LAW/MEDIATION

In the event of a dispute concerning any terms in this Agreement, CONSULTANT and the COMPANY agree to first attempt to resolve the dispute amicably. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Indiana state or federal court thereof. The parties hereto hereby (i) submit to the exclusive jurisdiction of any state or federal court sitting in the State of Indiana for the purpose of any action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

13.	COMPANY RIGHTS

CONSULTANT acknowledges that by virtue of its performance of Services hereunder, it has not obtained any right, title or interest in or to COMPANY’s patents, trade secrets, know-how, trademarks, trade names, service marks, copyrights and copyrightable materials and other intellectual property and intellectual property rights, and shall not, at any time based thereon, contest or in any way impair any part of COMPANY’s exclusive right, title or interest thereto. Nothing contained in this Agreement shall be construed as conferring upon CONSULTANT (by implication, operation of law or otherwise) any license to any such right, title or interest. CONSULTANT shall not register or attempt to register any trademarks of COMPANY, or any marks confusingly similar thereto, for any products or services offered by CONSULTANT in any jurisdiction.

14.	AMENDMENTS; WAIVER.

This Agreement, the Separation Agreement, dated as of                           2005, by and between COMPANY and CONSULTANT, and the other Transaction Agreements, as such term is defined in the Separation Agreement, constitute the entire contract between the parties and may not be canceled, modified, or amended except in writing, signed and dated by both parties to this Agreement. No failure or delay on the part of either party in the exercise of any right or privilege hereunder shall operate as a waiver thereof or of the exercise of any other right or privilege hereunder, nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof or of any other right or privilege.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together constitute one and the same instrument.

16.	HEADINGS

The section and paragraph headings used herein are for convenience only and shall not be read or construed as limiting the substance or generality of such sections or paragraphs of this Agreement.

17.	NOTICES

Any notice under this Agreement to CONSULTANT or COMPANY shall be in writing and, (a) if delivered by hand, shall be deemed to have been given when delivered, (b) if mailed, shall be deemed to have been given on the earlier of receipt or three (3) business days after the date when sent by registered or certified United States Mail, postage prepaid, return receipt requested (c) if sent by reputable national overnight courier service, shall be deemed to have been given on the earlier of receipt or the next business day after the date sent, freight prepaid, in each case addressed to CONSULTANT or COMPANY or other holder at its address shown below or at such other addresses as such party may, by written notice to the other, have designated as its address for such purposes.

If to CONSULTANT:	Kelly L. Rose

If to COMPANY:	Starcraft Corporation
1123 South Indiana Avenue
Goshen, IN 45627

Attn: Michael H. Schoeffler

IN WITNESS WHEREOF the parties have duly executed this Consulting Agreement this      day of                 , 2005.

CONSULTANT:		COMPANY:

STARCRAFT CORPORATION

By:		By:
	Kelly L. Rose	Michael H. Schoeffler, Co-CEO

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